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                                                                   EXHIBIT 10.18


January 11, 2002

Mr. David N. Gill
2712 Long Grove Drive
Marietta, GA 30062

Dear David:

We're very pleased to offer you employment as the Chief Financial Officer and Senior Vice President of Finance for CTI, Inc. In this position you will report to the CTI President and serve with the other Officers of CTI in the leadership of CTI and its businesses. The effective date of your employment with CTI will be January 14, 2002, or any date within 17 days of this offer letter that is acceptable to you and CTI.

As discussed, your principal objective will be to lead the finance and accounting functions of CTI. We believe you have the background and skills to make a significant contribution to our long-term success, and that you will play an important in helping CTI achieve our goals and objectives. We also believe that CTI provides a unique environment and career challenges that will stimulate your continued personal and professional development.

We are offering you a comprehensive compensation package that includes the following elements:

- Base salary of $185,000 a year, paid every two weeks. Your salary will be reviewed annually by the Board of Directors of CTI.

- A professional expense and car allowance of $8,000 per year, paid every two weeks. In the first year, the $8,000 will be paid to you in the form of a stock as of the effective date of your employment with CTI (see below).

- Participation in the executive incentive pay program. Basically, you can earn up to 120% or more of your base salary in incentive pay compensation. For a "normal" year, e.g. one in which we make plan, you could earn a cash bonus of 40% of base pay for the year. For a "very good" year, you could earn up to an additional 40% of base pay with 50% of the amount in cash and 50% in stock options. For an "outstanding" year, you could earn up to an additional 40% of base pay all of which would be in stock options. The number of shares in the options would be determined from the dollar amount of the applicable bonus and the current stock option price of the stock at the time of the award. The parameters defining a normal, very good, and outstanding year will be defined at the beginning of the year by the Officer Compensation Committee of the Board. Since our fiscal year began in October and you did not participate in the plan development, we will guarantee a minimum cash bonus of 50% this year. The Officer Compensation Committee will determine any awards beyond this amount.
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-        The total minimum guaranteed bonus in your first year will be $92,500.
         You have elected to take this bonus as well as the $8,000 car allowance in the form of a stock grant for 13,400 shares ($100,500 / $7.50 per share). This stock will be issued to you within 60 days of your effective employment date.

- An Incentive Stock Option grant of 160,000* CTI shares at the current stock option price as set by the CTI Board of Directors of $7.50 per share. (*The first $100,000 in value per option grant will be qualified incentive stock options. The remainder will be non-qualified options.) Twenty percent of the options would vest on your start date and 20% would vest on each anniversary of your start date. On a change-of-control of CTI, your options would be totally vested. Obviously, the potential for significant returns from the growth in value of CTI is very high, and you will be a major contributor to making that happen.

- An excellent Fringe Benefits Program, which includes a medical and dental plan, life insurance, and a 401(k) Plan. The CTI Benefits Program provides a number of individual options, including the opportunity to achieve tax savings through Flexible Spending and Dependent Care Accounts. We have provided some additional information that will help to quantify the value of your personal CTI benefits package.

-        Three weeks of vacation per year and ten paid holidays.

- A relocation package which includes the relocation of your household goods with our current carrier, QuickWay Transportation, temporary housing for up to 90 days with Corporate Quarters, and a relocation allowance of up to $60,000. The relocation allowance is provided to cover transition expenses such as current home sale costs, new home closing costs, final moving trip expenses, miscellaneous items such as car tags and cable/phone connections, and IRS taxes on the allowance amount.

This offer is contingent on your ability to pass a drug screening test administered by a licensed physician designated by and compensated by CTI. This offer is also contingent on your agreement to CTI's "Guidelines for Protection of Confidential and Proprietary Information," which are attached. You should sign and return these guidelines to us with the signed copy of the offer letter.

In the event that, CTI terminates your employment for any reason other than Cause or Disability, then you shall be entitled to receive the following payment: CTI shall pay you following the date of your employment termination and over the succeeding (12) twelve months, in accordance with standard payroll procedures, an amount equal to twelve (12) months of your Base Compensation in effect on the date of the employment termination. Any stock options that have vested at the date of termination will remain vested. In addition, the following supplementary vesting conditions will apply:

1. If you are terminated for any reason other than Cause prior to an IPO, an addition year's worth, or 20%, of options will vest at the date of termination.
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2.       If you are terminated for any reason other than Cause after an IPO, an additional year's worth or 20% of options will vest at the date of termination. In addition, a minimum of at least 50% of all your options will be considered vested at that date.

3. If you are terminated after a personnel change for CTI, Inc.'s CEO, president or COO, and after an IPO has occurred, then all of your options held at that time will accelerate vest and be fully exercisable.

CTI may terminate your employment for "Cause." "Cause" will exist in the event you are convicted of a felony, or carrying out your duties, you are guilty of gross negligence or gross misconduct resulting, in either case in material harm to CTI. In the event your employment is terminated for Cause, you will be entitled to any unpaid salary through the date of termination due you, and you will be entitled to no other compensation hereunder from CTI and your deferred compensation will be forfeited.

We want you to know how much we hope that you decide to join us. If you have any questions or we can assist you in any way, please let us know.

Best Regards,


    /s/  Terry Douglass                             /s/ Traci Etherton
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Terry Douglass                                        Traci Etherton
President & CEO                                     Human Resources Manager



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The undersigned accepts the above employment offer and agrees that it contains the terms of employment with CTI and that there are no other terms expressed or implied. In addition, by accepting the terms of the above employment offer, the undersigned hereby acknowledges and recognizes the highly competitive nature of CTI's business and agrees that he will not, after termination of employment with CTI for a period of (1) year:

a. directly or indirectly engage in any Competitive Business (as hereinafter defined), whether as an officer, director, owner, investor, employee, partner, or other participant in any such business:

b.       assist others in engaging in any such capacity in any Competitive
         Business;

c. induce employees of the Company to terminate their employment with the Company or to engage in any such capacity in any Competitive Business; or

d. interfere with or disrupt or attempt to interfere or disrupt any relationship of any employee of the company with any employee, consultant, customer or supplier thereof.

[As used herein, the term "Competitive Business" shall mean and include any business (whether or not for profit) which directly or indirectly competes with the business conducted by the Company or its affiliates.]



         /s/ David N. Gill                           Date:             1/11/02
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David N. Gill